Exhibit 2.2
                                                                     -----------

                            SHARE EXCHANGE AGREEMENT

      This Share Exchange Agreement ("AGREEMENT"), is made and entered into as of the 31st day of October 2006 by and among OPTIMUM INTERACTIVE (USA) LTD., a Delaware corporation ("OTMI"); DIAMOND DECISIONS, INC., a Nevada corporation ("DIAMOND"); and CAROLYN M. JONES ("JONES"), HEATHER FABBRI ("FABBRI"), and YVETTE CAMPBELL ("CAMPBELL"). Jones, Fabbri and Campbell, together with other Persons who are members of Diamond management and who may be receive shares of Diamond Common Stock from Jones, Fabbri and Campbell prior to the Closing Date, are collectively referred to herein as the "DIAMOND PRINCIPAL SHAREHOLDERS." OTMI, DIAMOND and the DIAMOND PRINCIPAL SHAREHOLDERS are hereinafter sometimes collectively referred to as the "PARTIES."

                                    RECITALS:

      A. OTMI desires to acquire all of the issued and outstanding capital stock of DIAMOND, through an exchange (the "SHARE EXCHANGE") of OTMI voting capital stock for 100% of the outstanding capital stock of DIAMOND (the "DIAMOND SHARES").

      B. It is the intention of the parties hereto that the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the Diamond Principal Shareholders reside.

      C. The board of directors of each of OTMI and DIAMOND and the DIAMOND PRINCIPAL SHAREHOLDERS each deem it to be in the best interests of OTMI and DIAMOND and their respective shareholders to consummate the Share Exchange, as a result of which OTMI shall acquire all of the issued and outstanding DIAMOND SHARES and the DIAMOND PRINCIPAL SHAREHOLDERS shall be issued the "EXCHANGE SHARES" (as hereinafter defined), to represent a majority of the "OTMI FULLY-DILUTED COMMON STOCK" (as hereinafter defined).

      D. DIAMOND (a) has heretofore sold one hundred and fifty thousand dollars ($150,000) of Diamond Notes (the "INITIAL DIAMOND NOTES"), and (b) is in the process of completing the sale in a private placement of units of securities consisting of (i) a maximum of five million five hundred thousand dollars ($5,666,667) of additional Diamond Notes (excluding the Initial Diamond Notes previously sold), and (ii) a maximum of five million one hundred and sixty six thousand six hundred and sixty seven (5,666,667) shares of Diamond common stock. Prior to the "CLOSING DATE" of the Share Exchange and as a result of such private placements, DIAMOND shall have received from unaffiliated third parties the sum of up to five million one hundred and sixty six thousand six hundred and sixty seven thousand dollars ($5,666,667) in consideration for DIAMOND'S issuance of a maximum aggregate amount of up to $5,666,667 of 4% Diamond Notes and 5,666,667 shares of DIAMOND COMMON Stock.

      E. Immediately following the Closing Date of the Share Exchange (a) the DIAMOND PRINCIPAL SHAREHOLDERS shall own approximately Fifty One and 56/100 Percent (51.56%) of the OTMI Fully-Diluted Common Stock, and (b) all other holders of capital stock or other securities of OTMI, including all holders of the securities in connection with the Diamond Financing, the "HIGHLAND STOCKHOLDERS" and the "ADDITIONAL DIAMOND STOCKHOLDERS" (as hereinafter defined), shall own the remaining Forty Eight and 44/100 percent (48.44%) of the OTMI Fully-Diluted Common Stock.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

                                   DEFINITIONS
                                   -----------

      As used in this Agreement, the following terms shall have the meanings set forth below:

      "APPLICABLE LAW" means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Share Exchange and/or the Parties.

      "ADDITIONAL DIAMOND STOCKHOLDERS" shall mean the collective reference to those Persons (a) who prior to the Closing Date shall have purchased up to an aggregate of $5,816,667 of Diamond Notes and 5,816,667 shares of Diamond Common Stock in connection with the Diamond Financing.

      "AFFILIATE" means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

      "BUSINESS DAY" shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

      "CLOSING DATE" shall mean the date upon which the Share Exchange shall be consummated.

      "DOLLAR" and "$" means lawful money of the United States of America.

      "DIAMOND COMMON STOCK" means the 250,000,000 shares of common stock, $0.001 par value per share, of Diamond authorized pursuant to its certificate of incorporation, as amended, through the Closing Date.

      "DIAMOND FINANCING" shall mean the aggregate sum of up to Five Million Eight Hundred Sixteen Thousand Six Hundred and Sixty Seven Dollars ($5,816,667), or such lesser amount as shall be acceptable to the Diamond Principal Executive Officer in the exercise of her sole discretion, that has been received and shall be received by DIAMOND on or before the Closing Date of the Share Exchange, in consideration for DIAMOND'S issuance of $5,816,667 of Diamond Notes and 5,816,667 shares of DIAMOND Common Stock.

      "DIAMOND FULLY-DILUTED COMMON STOCK" means the maximum number shares of Diamond Common Stock that are issued and outstanding at the Closing Date of the Share Exchange, plus all additional shares of Diamond Common Stock that would be issuable at the Closing Date of the Share Exchange upon the conversion of all of the Diamond Notes and the exercise of all outstanding options, warrants or other rights to purchase shares of Diamond capital stock.

      "DIAMOND NOTES" shall mean the maximum $5,816,667 of 4% Diamond notes due and payable on March 31, 2008 and convertible by the holders at $0.50 per share that have and will be issued in connection with the Diamond Financing; which Diamond Notes shall on the Closing Date be exchanged for OTMI Exchange Notes that shall be convertible into a maximum of 11,633,334 shares of OTMI Common Stock.

      "DIAMOND PRINCIPAL EXECUTIVE OFFICER" shall mean Jones, in her capacity as President and Chief Executive Officer of DIAMOND.

      "DIAMOND PRINCIPAL SHAREHOLDERS" means the collective reference to Jones, Fabbri and Campbell.

      "DIAMOND STOCKHOLDERS" means the collective reference to the Diamond Principal Shareholders and the Additional Diamond Stockholders.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "EXCHANGE SHARES" shall mean the collective reference to (a) the Twenty Seven Million Eight Hundred and Ten Thousand (27,810,000) shares of OTMI Capital Stock to be issued to the DIAMOND PRINCIPAL SHAREHOLDERS on the Closing Date, or such other number of shares of OTMI Common Stock as shall represent not less than Fifty One and 56/100 Percent (51.56%) of the OTMI FULLY-DILUTED COMMON STOCK, as contemplated by this Agreement, and (b) the maximum Five Million Eight Hundred and Sixteen Thousand Six Hundred and Sixty Seven (5,816,667) additional shares of OTMI Common Stock to be issued to the Additional Diamond Stockholders on the Closing Date; PROVIDED, HOWEVER, that the term "Exchange Shares" shall not mean or include the maximum of Eleven Million Six Hundred Thirty Three Thousand Three Hundred Thirty Four (11,633,334) shares of OTMI Common Stock that may be issued on or following the Closing Date to holders of OTMI Exchange Notes.

      "GAAP" means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public
Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

      "HIGHLAND STOCKHOLDERS" means Highland Partners LLC and its assignees, Affiliates and business associates.

      "KNOWLEDGE" means the knowledge after reasonable inquiry.

      "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

      "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

      "OTMI COMMON STOCK" shall mean the shares of common stock of OTMI, $0.10 par value per share.

      "OTMI EXCHANGE NOTES" shall mean the reference to the maximum $5,816,667 principal amount of 4% notes of OTMI due March 31, 2008 and convertible at any time prior to the maturity date by the holders into shares of OTMI Common Stock at a conversion price of $0.50 per share; which OTMI Exchange Notes shall (i) be unconditionally guaranteed as to payment by Diamond, and (ii) be issued on the Closing Date to the holders of the Diamond Notes in exchange for such Diamond Notes.

      "OTMI FULLY-DILUTED COMMON STOCK" means, as at the time in question, the 53,936,320 maximum number of shares of OTMI Common Stock that are issued and outstanding and issuable as at the Closing Date, AFTER GIVING EFFECT TO:

      (a) the issuance of all 5,581,170 shares of OTMI Common Stock to be owned by the Highland Stockholders;

      (b) the 1,395,150 shares of OTMI Common Stock owned by Persons, other than the Highland Stockholders;

      (c) the issuance of all 27,810,000 Exchange Shares to the Diamond Principal Stockholders;

      (d) the issuance of a maximum of 5,816,667 shares of OTMI Common Stock on the Closing Date to holders of Diamond Notes and Initial Diamond Notes;

      (e) the issuance of a maximum of 11,633,334 shares of OTMI Common Stock that are issuable upon conversion of all OTMI Exchange Notes issued on the Closing Date; and

      (f) the issuance of up to 1,700,000 shares of OTMI Common Stock that are issuable upon the exercise of warrants to be issued to Andrew Garrett, Inc. or its affiliates;

PROVIDED, HOWEVER, that, as used in this Agreement, the term "OTMI FULLY-DILUTED COMMON STOCK" shall NOT mean or include any shares of OTMI Common Stock issued or issuable upon conversion of any OTMI notes or shares of OTMI preferred stock, or upon the exercise of options, warrants or other rights to purchase shares of OTMI capital stock, to the extent such securities are issued or issuable (i) in connection with any one or more financings subsequent to the Diamond Financing,
(ii) in connection with any purchase of the assets, securities or the businesses of any other persons or for any other valid business purpose approved by the Board of Directors, or (iii) in connection with any stock options or other incentive equity securities issued to any employees, board members or consultants of OTMI or Diamond in consideration of services to be rendered subsequent to the Closing Date of the Share Exchange.

      "OTMI STOCK PURCHASE AGREEMENT" means that certain agreement dated as of October 31, 2006, by and among (a) OTMI, (b) Aurora Capital Group Ltd. and Berlin Capital Investments, Inc., who owned as at such date an aggregate of 8,110,000 shares of OTMI Common Stock (collectively, the "OTMI SELLING STOCKHOLDERS"), and (c) the HIGHLAND STOCKHOLDERS, providing for the purchase by the HIGHLAND STOCKHOLDERS of a total of 7,905,850 shares of OTMI Common Stock from the OTMI SELLING STOCKHOLDERS in consideration for the payment of $525,000 in cash.

      "PERSON"  means  any  individual,   corporation,   partnership,  trust  or
unincorporated   organization  or  a  government  or  any  agency  or  political subdivision thereof.

      "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means:

            (i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

            (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

            (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

      "TAX RETURN" means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                               THE SHARE EXCHANGE

SECTION 1.   THE SHARE EXCHANGE; OFFICERS AND DIRECTORS
-------------------------------------------------------

1.1   THE SHARE EXCHANGE.

      (a) On the Closing Date and subject to and upon the terms and conditions of this Agreement, the DIAMOND STOCKHOLDERS shall sell, assign, transfer and exchange (collectively, "TRANSFER") to OTMI all of their issued and outstanding shares of Diamond Common Stock, and all rights to receive shares of Diamond Common Stock held by the Additional Diamond Stockholders (collectively, the "DIAMOND SHARES").

      (b) On the Closing Date, and in exchange for the Transfer to it of the Diamond Shares, OTMI shall issue to the DIAMOND PRINCIPAL SHAREHOLDERS and the ADDITIONAL DIAMOND STOCKHOLDERS the following EXCHANGE SHARES:

            (i) THE DIAMOND PRINCIPAL SHAREHOLDERS shall receive an aggregate of 27,810,000 shares of OTMI Common Stock, or such other number of Exchange Shares as shall represent approximately Fifty One and 56/100 Percent (51.56%) of the 53,936,320 shares of OTMI Fully-Diluted Common Stock; and

            (ii) the ADDITIONAL DIAMOND STOCKHOLDERS shall receive a maximum aggregate of 5,816,667 shares of OTMI Common Stock, or one share of OTMI Common Stock for $1.00 principal amount of Diamond Notes held by them as at the Closing Date; PROVIDED, THAT the sum of: (A) the total maximum number of 5,816,667 shares of OTMI Common Stock issued on the Closing Date to the Additional Diamond Stockholders, and (B) the maximum of 11,633,334 additional shares of OTMI Common Stock that may be issued to the Additional Diamond Stockholders on or following the Closing Date upon conversion of the $5,816,667 maximum principal amount of OTMI Exchange Notes shall represent approximately Thirty-Two and 35/100 Percent (32.35%) of the 53,936,320 shares of OTMI Fully-Diluted Common Stock.

      (c) any outstanding warrants to purchase shares of Diamond Common Stock and all options entitling the holder to purchase shares of Diamond Common Stock as at the Closing Date shall be cancelled and retired and cease to exist as at the Closing Date.

1.2 OTMI EXCHANGE NOTES. In connection with the transactions contemplated by this Agreement, all of the maximum $5,816,667 principal amount of Diamond Notes outstanding at the Closing Date shall, by their terms and pursuant to this Agreement, be exchanged for a like principal amount of OTMI Exchange Notes. Such OTMI Exchange Notes shall, by their terms, be convertible at the option of the holders, at any time on or before the March 31, 2008 Maturity Date, at $0.50 per share, into a maximum of 11,633,334 additional shares of OTMI Common Stock.

1.3 EXEMPTION FROM REGISTRATION. The Parties intend that (i) the Exchange Shares to be issued by OTMI to the Diamond Principal Shareholders and the Additional Diamond Stockholders, (ii) the OTMI Exchange Notes, and (iii) the shares of OTMI Common Stock issuable upon conversion of the OTMI Exchange Notes (collectively, the "OTMI SECURITIES") shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act to Diamond Stockholders and the rules and regulations promulgated thereunder.

1.4   CLOSING.

      The closing of the Share Exchange (the "CLOSING") will take place at the offices of Hodgson Russ LLP, counsel to Diamond, at its office in New York, New York, within ten days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as OTMI and the Diamond Principal Shareholders shall agree (the "CLOSING DATE"), but in no event shall the Closing Date occur later than June 30, 2007, unless such date shall be extended by mutual agreement of OTMI and the Diamond Principal Shareholders. In the event that on the Closing Date all of the issued and outstanding Diamond Shares shall not have been validly Transferred and exchanged for OTMI Exchange Shares, the Parties shall cause the Rollup Merger contemplated by Section 5.14 below to be consummated and will cause the Articles of Merger to be filed at such Closing with the Secretary of State of the State of Nevada.

1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. Prior to the Closing Date of the Share Exchange:

      (a) The Certificate of Incorporation of OTMI and the Bylaws of OTMI, shall be amended in such a manner as shall be acceptable to the Diamond Principal Stockholders.

      (b) The initial board of directors of OTMI and its Diamond subsidiary subsequent to the Share Exchange shall be as set forth in Section 5.8 of this Agreement. Such initial members of the board of directors shall serve until the earlier of their death, resignation or removal or until the next annual meeting of the stockholders of OTMI, when their respective successors are duly elected and qualified. The officers of OTMI subsequent to the Share Exchange shall be the current officers of Diamond.

1.6 CHANGE OF CORPORATE NAME. On or promptly following the Closing Date OTMI shall change its corporate name to "APPAREL TECHNOLOGIES, INC." or such other corporate name as shall be acceptable to the DIAMOND PRINCIPAL SHAREHOLDERS.

1.7   RESTRICTIONS ON RESALE

      The Exchange Shares and the shares of OTMI Common Stock issued to the Highland Stockholders under the OTMI Stock Purchase Agreement will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) OTMI receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for OTMI, that an exemption from the registration requirements of the Securities Act is available.

      The certificates representing the Exchange Shares under the OTMI Stock Purchase Agreement shall contain a legend substantially as follows:

      "THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR APPAREL TECHNOLOGIES, INC. (FORMERLY, OPTIMUM INTERACTIVE (USA) LTD.) RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR APPAREL TECHNOLOGIES, INC. (FORMERLY, OPTIMUM INTERACTIVE (USA) LTD.) THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

      "PURSUANT TO THE SHARE EXCHANGE AGREEMENT DATED AS OF OCTOBER 31, 2006, BY AND AMONG DIAMOND DECISIONS, INC., A NEVADA CORPORATION ("DIAMOND"), OPTIMUM INTERACTIVE (USA) LTD., A DELAWARE CORPORATION ("OTMI") AND CERTAIN OF THE SHAREHOLDERS AND EXECUTIVE OFFICERS OF DIAMOND, THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN A LOCK-UP AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND OTMI."

1.8   EXCHANGE OF CERTIFICATES.

      (a) On the Closing Date the Diamond Stockholders shall be required to surrender all their Diamond Shares to OTMI, and the Diamond Stockholders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate number of Exchange Shares into which the Diamond Shares theretofore surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate which, prior to the Closing Date, represented Diamond Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Exchange Shares for which such Diamond Shares have been so exchanged. No dividend payable to holders of Exchange Shares of record as of any date subsequent to the Closing Date shall be paid to the owner of any certificate which, prior to the Closing Date, represented Diamond Shares, until such certificate or certificates representing all the relevant Diamond Shares, together with a stock transfer form, are surrendered as provided in this
Article I.

      (b) All Exchange Shares for which the Diamond Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Diamond Shares.

SECTION 2.  REPRESENTATIONS  AND  WARRANTIES  OF DIAMOND AND  DIAMOND  PRINCIPAL
--------------------------------------------------------------------------------
STOCKHOLDERS.
-------------

DIAMOND and the DIAMOND PRINCIPAL SHAREHOLDERS hereby jointly and severally represent and warrant to OTMI as follows:

2.1 ORGANIZATION AND GOOD STANDING: OWNERSHIP OF SHARES. DIAMOND is a corporation duly organized and validly existing under the laws of the State of Nevada. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating DIAMOND to issue, sell or transfer any stock or other securities of DIAMOND except the warrants listed on SCHEDULE 2.1 attached hereto and made a part hereof.

2.2 CORPORATE AUTHORITY. Each of the Diamond Principal Shareholders individually has the power and authority, and DIAMOND has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of DIAMOND and his hereby authorized by the Diamond Principal
Stockholders. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which DIAMOND is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to DIAMOND or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of DIAMOND.

2.3   OWNERSHIP OF DIAMOND SECURITIES.

      (a) The Diamond Principal Shareholders and the Additional Diamond Stockholders set forth on SCHEDULE 2.3 are the owners of record and beneficially of all of the issued and outstanding shares of Diamond Common Stock, options and warrants to purchase shares of Diamond Common Stock (collectively, "DIAMOND SECURITIES"), which Diamond Securities, to the best of Diamond's knowledge, are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

      (b) Prior to the Closing Date, Diamond shall amend its Certificate of Incorporation to authorize 50,000,000 shares of Diamond Common Stock, and shall consummate a split of the outstanding Diamond capital stock, so that upon completion thereof,

            (i) the Diamond Principal Shareholders shall own of record an aggregate of 27,810,000 shares of Diamond Common Stock; and

            (ii) the ADDITIONAL DIAMOND STOCKHOLDERS shall own of record or have the right to receive one share of Diamond Common Stock for each $1.00 of Diamond Notes purchased by them, or a maximum of 5,816,667 shares of Diamond Common Stock. In addition, the holders of the 4% Diamond Notes shall have a right to convert such Diamond Notes into a maximum of 11,633,334 additional shares of Diamond Common Stock.

2.4   FINANCIAL STATEMENTS, BOOKS AND RECORDS.

      (a) SCHEDULE 2.4 consists of the audited financial statements (balance sheet, income statement, notes) of DIAMOND as of December 31, 2004 and December 31, 2005 and for the two (2) fiscal years then ended (the "ANNUAL FINANCIAL STATEMENTS"), and (b) the unaudited financial statements of Diamond as of June 30, 2006 and for the six months then ended (the "INTERIM 2006 FINANCIAL STATEMENTS" and together with the Annual Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements fairly represent the financial position of DIAMOND as at such dates and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein and except that the Interim 2006 Financial Statements may not include all footnotes normally included under such generally accepted accounting principles. The books of account and other financial records of DIAMOND are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

      (b) The Annual Financial Statements and the Interim 2006 Financial Statements are capable of being audited in accordance with generally accepted accounting principles and Regulation S-B, as promulgated under the Securities Act of 1933, as amended.

      (c) DIAMOND will engage services of Marcum & Kleigman, PC, or such other firm of independent auditors as are qualified by the Public Company Accounting Oversight Board, to reaudit the Annual Financial Statements and to audit the financial statements of DIAMOND as at December 31, 2006 and for the fiscal year then ended (collectively, the "AUDITS"). DIAMOND shall use its best efforts to cooperate with such auditors to enable them to complete their audits of such financial statements and issue their Audit report thereon as soon as practicable following the date of this Agreement, but in no event later than May 31, 2007 (the "OUTSIDE AUDIT DATE").

2.5 ACCESS TO RECORDS. The corporate financial records, minute books and other documents and records of DIAMOND have been made available to OTMI prior to the Closing hereof.

2.6 NO MATERIAL ADVERSE CHANGES. Except as otherwise described on SCHEDULE 2.6 hereto, since December 31, 2005 there has not been:

            (a) any material adverse change in the financial position of DIAMOND except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of DIAMOND;

            (b) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of DIAMOND whether or not covered by insurance;

            (c) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of DIAMOND capital stock;

            (d) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by DIAMOND of any properties or assets, other than as set forth in Section 2.13 below; or

            (e) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

2.7 TAXES. DIAMOND as of December 31, 2005, has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of December 31, 2005, and there are no deficiency notices outstanding.

2.8 COMPLIANCE WITH LAWS. Except as set forth on Schedule 2.8, DIAMOND has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of DIAMOND.

2.9 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

      (a) violate any provision of the Articles of Incorporation or By-Laws of DIAMOND;

      (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which DIAMOND is a party or by or to which it or any of its assets or properties may be bound or subject;

      (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, DIAMOND or upon the properties or business of DIAMOND; or

      (d)   violate  any  statute,   law  or  regulation  of  any   jurisdiction
applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of DIAMOND.

2.10 ACTIONS AND PROCEEDINGS. DIAMOND is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the DIAMOND Financial Statements, and to its best knowledge, no material litigation, claims, assessments or Non-governmental proceedings are threatened against DIAMOND except as set forth on Schedule 2.10 attached hereto and made a part hereof.

2.11 AGREEMENTS. Schedule 2.11 sets forth any material contract or arrangement to which DIAMOND is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

2.12 BROKERS OR FINDERS. No broker's or finder's fee will be payable by DIAMOND in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by DIAMOND or any of its Shareholders.

2.13 REAL ESTATE. Except as set forth on Schedule 2.13, DIAMOND owns no real property nor is a party to any leasehold agreement.

2.14 TANGIBLE ASSETS. Except as set forth on Schedule 2.14 hereto, DIAMOND has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by

DIAMOND, any related capitalized items or other tangible property material to the business of DIAMOND (the "Tangible Assets"). DIAMOND holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of DIAMOND and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule
2.14 hereto.

2.15 LIABILITIES. DIAMOND did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "LIABILITIES"), which are not fully, fairly and adequately reflected on the Financial Statement except for a specific Liabilities set forth in the Unaudited Financial Statements or on SCHEDULE 2.15 attached hereto and made a part hereof. As of the date of Closing, DIAMOND will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business and as set forth in SCHEDULE 2.15. There is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

2.16 OPERATIONS OF DIAMOND. From December 31, 2005 through the Closing Date, DIAMOND has not and will not have:

      (a) incurred any indebtedness or borrowed money, except for the Diamond Notes;

      (b) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

      (c) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

      (d) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

      (e) disposed of any assets of DIAMOND except in the ordinary course of business, except as described in SCHEDULE 2.16;

      (f) materially increased the annual level of compensation of any executive employee of DIAMOND;

      (g) increased, terminated, amended or otherwise modified any plan for the benefit of employees of DIAMOND;

      (h) issued any equity securities or rights to acquire such equity securities; or

      (i) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

2.17 CAPITALIZATION. On the Closing Date, the authorized capital stock of DIAMOND consists of 50,000,000 shares of Diamond Common Stock, $.001 per share par value, of which (a) 27,810,000 shares of Diamond Common Stock will be owned by the Diamond Principal Shareholders and up to 5,816,667 shares of Diamond Common Stock will be owned by Additional Diamond Stockholders. DIAMOND has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of DIAMOND.

2.18 DIAMOND NOTES. As at the date hereof, the outstanding amount of all Diamond Notes is approximately $4,500,000. Prior to or on the Closing Date, Diamond may issue up to an additional $1,166,667 of additional Diamond Notes.

2.19 FULL DISCLOSURE. No representation or warranty by DIAMOND in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by DIAMOND pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of DIAMOND.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF OTMI
--------------------------------------------------

      OTMI hereby represents and warrants to the Diamond Stockholders, as follows:

3.1 ORGANIZATION AND GOOD STANDING. OTMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OTMI has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2 CORPORATE AUTHORITY. OTMI has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of OTMI as required by Delaware law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which OTMI is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to OTMI or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of OTMI.

3.3 OTMI CAPITALIZATION. As of the date of this Agreement, OTMI is authorized to issue 50,000,000 shares of OTMI Common Stock, $0.001 par value per share. An aggregate of 9,301,000 shares of OTMI Common Stock are issued and outstanding, and no other shares of OTMI Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants. Subject to the provisions of the OTMI Stock Purchase Agreement, as at the date of this Agreement, the OTMI SELLING STOCKHOLDERS own in the aggregate 8,110,000 outstanding shares of OTMI Common Stock. Prior to the Closing Date of the Share Exchange, OTMI shall effect the Charter Amendment contemplated by SECTION 5.6 of this Agreement.

3.4   OTMI 2005 BALANCE SHEET; ASSETS AND LIABILITIES.

      (a) The Form 10KSB/A of OTMI for the fiscal year ended December 31, 2005 includes the audited balance sheet, statement of operations and statement of cash flows of OTMI as at December 31, 2005 and for the fiscal year then ended (the "OTMI 2005 AUDITED FINANCIAL STATEMENTS"). The Form 10QSB/A of OTMI for the quarter ended June 30, 2006, includes the unaudited balance sheet, statement of operations and statement of cash flows of OTMI as at June 30, 2006 and for the six months then ended (the "OTMI 2006 FINANCIAL STATEMENTS"). Except as set forth on the OTMI Balance Sheet as at June 30, 2006 or otherwise disclosed on
SCHEDULE 3.4, as at June 30, 2006 and for all periods subsequent thereto, OTMI has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of OTMI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

      (b) OTMI has no operating assets or liabilities, and has not conducted any trade or business activities whatsoever, other than as set forth on SCHEDULE
3.4 annexed hereto.

3.5   NO MATERIAL ADVERSE CHANGES.  Since June 30, 2006:

      (a) except for indebtedness of approximately $18,000 that will be outstanding as at the Closing Date, there has not been any liabilities or other indebtedness incurred by OTMI;

      (b) there has not been any material adverse changes in the financial position of OTMI except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of OTMI, and will be consistent with the representations made by OTMI hereunder.

      (c) there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of OTMI whether or not covered by insurance;

      (d) there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of OTMI capital stock;

      (e) there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by OTMI of any properties or assets; or

      (f) there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

      (g) there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

      (h) there has not been any increase in the annual level of compensation of any executive employee of OTMI;

      (i) except in the ordinary course of business, OTMI has not entered into or modified any contract, agreement or transaction; and

      (j) OTMI has not issued any equity securities or rights to acquire equity securities.

3.6 TAXES. OTMI has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.7 COMPLIANCE WITH LAWS. OTMI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of OTMI or the trading market for the OTMI Shares and specifically, and OTMI has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.8 ACTIONS AND PROCEEDINGS. OTMI is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against OTMI.

3.9 PERIODIC REPORTS. OTMI is current in the filing of all forms or reports with the Securities and Exchange Commission ("SEC"), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such reports and statements filed by OTMI with the SEC (collectively, "SEC REPORTS") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

3.10 DISCLOSURE. OTMI has (and at the Closing it will have) disclosed in writing to Diamond all events, conditions and facts materially affecting the business, financial conditions or results of operation of OTMI all of which have been set forth herein. OTMI has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.11 ACCESS TO RECORDS. The corporate financial records, minute books, and other documents and records of OTMI have been made available to DIAMOND prior to the Closing hereof.

3.12 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

      (a) violate any provision of the Articles of Incorporation or By-Laws of OTMI;

      (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which OTMI is a party or by or to which it or any of its assets or properties may be bound or subject;

      (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, OTMI or upon the securities, properties or business to OTMI; or

      (d)   violate  any  statute,   law  or  regulation  of  any   jurisdiction
applicable to the transactions contemplated herein.

3.14 BROKERS OR FINDERS. Except as provided in the OTMI Stock Purchase Agreement, no broker's or finder's fee will be payable by OTMI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of OTMI.

3.15 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. OTMI has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of OTMI enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by OTMI of this Agreement, in accordance with its respective terms and conditions will not:

      (a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

      (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to OTMI, or any instrument, contract or other agreement to which OTMI is a party or by or to which OTMI is bound or subject; or

      (c) result in the creation of any lien or other encumbrance on the assets or properties of OTMI.

3.16 FULL DISCLOSURE. No representation or warranty by OTMI in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by OTMI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of OTMI.

SECTION 4.  CONDITIONS PRECEDENT
--------------------------------

4.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DIAMOND AND THE DIAMOND PRINCIPAL SHAREHOLDERS. All obligations of DIAMOND and the Diamond Principal Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by Jones, as the representative of the Diamond Principal Shareholders (the "DIAMOND STOCKHOLDERS' REPRESENTATIVE):

      (a) The representations and warranties by or on behalf of OTMI contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

      (b) OTMI shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing, including, without limitation, all of the covenants and agreements of OTMI set forth in SECTION 5.6 of this Agreement..

      (c) On the Closing Date, an executive officer of OTMI or one of the Highland Stockholders shall have delivered to Diamond a certificate, duly executed by such Person and certifying, that to the best of such Person's knowledge and belief, the representations and warranties of OTMI set forth in this Agreement are true and correct in all material respects.

      (d) On or before the Closing, the Board of Directors of OTMI shall have approved, in accordance with Delaware law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable OTMI to comply with the terms of the Agreement.

      (e) On or before the Closing Date, the Highland Stockholders shall have contributed back to the treasury of OTMI an aggregate of 2,324,680 of the 7,905,850 shares of OTMI Common Stock then owned by them, thereby reducing the aggregate number of shares of OTMI Common Stock owned by the Highland Stockholders to 5,581,170 shares of OTMI Common Stock and the total number of shares of OTMI Common Stock outstanding immediately prior to the Closing of the transactions contemplated by this Exchange Agreement to 6,976,320 shares of OTMI Common Stock.

      (f) On or before the Closing Date, the Highland Stockholders shall have entered into the voting agreement with Jones contemplated by Section 5.13 of this Agreement.

      (g) On or before the Closing Date, the Board of Directors of OTMI and the OTMI Selling Stockholders shall have filed with the SEC a Form 14C Information Statement and shall have amended the certificate of incorporation of OTMI to (i) increase to 250,000,000 shares of OTMI Common Stock the authorized number of shares of OTMI Common Stock, (ii) authorize for issuance up to 25,000,000 shares of preferred stock, containing such rights, privileges and preferences as the board of directors may, from time to time determine, and
(iii) change the corporate name of OTMI to APPAREL TECHNOLOGIES, INC. or such other name as shall be acceptable to the Diamond Principal Shareholders (the "CHARTER AMENDMENT") On the Closing Date, OTMI shall have sufficient authorized shares of OTMI Common Stock authorized to complete the Share Exchange.

      (h) An aggregate of approximately $4,950,000 (or such lesser amount as shall be acceptable to the Diamond Principal Executive Officer, in the exercise of her sole and absolute discretion), representing the net proceeds of the Diamond Financing, on substantially the terms set forth in this Agreement or on other terms as shall be acceptable to the Diamond Principal Shareholders, shall have been received by Diamond on or before the Closing.

      (i)   At the Closing,  all instruments and documents  delivered to Diamond
and  the  Shareholders   pursuant  to  provisions  hereof  shall  be  reasonably
satisfactory to legal counsel for DIAMOND.

      (j) At the Closing, the Diamond Principal Shareholders shall have received an opinion of Hodgson Russ LLP dated as of the Closing to the effect that:

            (i) OTMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (ii)  This  Agreement  has  been  duly   authorized,   executed  and
delivered by OTMI and is a valid and binding obligation of OTMI enforceable in accordance with its terms;

            (iii) OTMI, through its Board of Directors, has taken all corporate action under Delaware law that is necessary for the performance by OTMI of its obligations under this Agreement;

            (iv) The Exchange Shares to be issued pursuant to Section 1.1 hereof will be duly and validly issued, fully paid and non-assessable;

            (v) OTMI has the corporate power to execute, deliver the Exchange Shares and perform under this Agreement; and

            (vi) The capitalization of OTMI as at the Closing Date of the Share Exchange is as set forth in SECTION 5.6 of this Agreement.

      (k) The Exchange Shares will be validly issued, nonassessable and fully paid under the Delaware General Corporation Law and will be issued in a non-public offering and exempt merger transaction in compliance with all federal and state securities laws, bearing a restrictive legend, as is more fully set forth herein.

      (l) OTMI shall have issued the Diamond Stockholders the OTMI Common Stock comprising the Exchange Shares.

4.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF OTMI. All obligations of OTMI under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by OTMI):

      (a) The representations and warranties by DIAMOND and the Diamond Principal Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

      (b) DIAMOND and the Diamond Principal Shareholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

      (c) Not later than May 31, 2007, DIAMOND and the Diamond Principal Shareholders shall have caused to have been delivered to OTMI the balance sheets of DIAMOND as at December 31, 2005 and December 31, 2006 and the related statement of operations and statements of cash flows of DIAMOND for each of the three (3) fiscal years ended December 31, 2006, together with the notes thereto, as audited by Marcum & Kleigman LLP or other independent auditors qualified under the Public Company Accounting Oversight Board that are acceptable to
DIAMOND (the "REQUIRED FINANCIAL STATEMENTS") which Required Financial Statements shall have been audited in accordance with Regulation S-X, as promulgated under the Securities and Exchange Act of 1934, as amended.

      (d) On the Closing Date, the Diamond Principal Executive Officer shall have delivered to OTMI a certificate, duly executed by such Person and certifying, that to the best of such Person's knowledge and belief, the representations and warranties of Diamond set forth in this Agreement are true and correct in all material respects.

      (e) All Diamond Principal Shareholders receiving Exchange Shares shall deliver to OTMI a letter commonly known as an "Investment Letter," or investment representations acknowledging that the Exchange Shares are being acquired for investment purposes.

      (f) RETENTION OF KEY EMPLOYEES. OTMI shall have received legal or other assurances reasonably satisfactory to it that the key executive employees of Diamond shall have elected to continue their employment with Diamond subsequent to the Closing Date of the Share Exchange.

SECTION 5.  COVENANTS
---------------------

5.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2 FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3 CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, OTMI, the Diamond Principal Shareholders and the Diamond Principal Executive Officer agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

      (i)   at the time of the disclosure was public knowledge;

      (ii) is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

      (iii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

      (iv) the receiving party had within its possession at the time of disclosure; or

      (v)   is ordered disclosed by a Court of proper jurisdiction.

5.4 STOCK CERTIFICATES. At the Closing, the Diamond Stockholders shall have delivered the certificates representing the Diamond Securities duly endorsed (or with executed stock powers) so as to make OTMI the sole owner thereof. At such Closing, OTMI shall issue to the Diamond Stockholders the Exchange Shares.

5.5 INVESTMENT LETTERS. The Diamond Stockholders receiving Exchange Shares shall have delivered to OTMI an "Investment Letter" agreeing that the shares are being acquired for investment purposes only and not with the view to public resale or distribution.

5.6 OTMI AMENDMENT TO CERTIFICATE OF INCORPORATION; OTMI STOCK PURCHASE AGREEMENT AND PRO-FORMA CAPITALIZATION.

      (a) Prior to the Closing Date of the Share Exchange, OTMI shall have consummated the Charter Amendment and filed an amended and restated certificate of incorporatioin of OTMI in form and content satisfactory to the Diamond Decisions Principal Stockholders with the Secretary of State of the State of Delaware.

      (b) Prior to the Closing Date of the Share Exchange, OTMI shall have consummated the transactions contemplated by the OTMI Stock Purchase Agreement.

      (c) As a result of the consummation of the transactions contemplated by the OTMI Stock Purchase Agreement and this Exchange Agreement, immediately following the Closing Date the approximate maximum aggregate number of shares of issued and outstanding OTMI Fully-Diluted Common Stock shall be owned or held by the following stockholder groups:

STOCKHOLDER GROUP                              PERCENTAGE   NO. OF FULLY-DILUTED
                                                              OTMI COMMON SHARES

Highland Stockholders                             10.35%        5,581,170 shares
Other OTMI stockholders, including the public      2.59%        1,395,150 shares
Diamond Principal Shareholders                    51.56%       27,810,000 shares
Holders of $5,816,667 of OTMI Convertible Notes   32.35%       17,450,000 shares
Andrew Garrett, Inc. placement agent warrants      3.15%        1,700,000 shares
                                                               -----------------
Total:                                                         53,936,320 shares

      (d) As at the Closing Date OTMI shall have no outstanding expenses, obligations, liabilities or contingencies of any kind.

      (e) As at the Closing Date, there shall be no outstanding warrants, issued stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either Common Stock or preferred stock of OTMI.

      (f) At the Closing, the Exchange Shares to be issued and delivered to the DIAMOND Stockholders hereunder will, when so issued and delivered, constitute valid and legally issued shares of OTMI Common Stock, fully paid and nonassessable.

5.8 BOARDS OF DIRECTORS. At the Closing Date of the Share Exchange, the initial Board of Directors of each of OTMI and Diamond shall initially consist of a minimum of three (3) and a maximum of five (5) persons, all of whom shall be Persons designated by the Diamond Principal Shareholders. In addition, as soon as practicable following the Closing Date, two (2) additional persons acceptable to the Diamond Principal Shareholders shall be added as independent directors (as defined in the Sarbanes Oxley Act of 2002 or rules of the stock exchange on which OTMI trades, including a financial expert).

5.9 REQUIRED AUDITS AND FORM 8-K REGISTRATION STATEMENT. By not later than (a) May 31, 2007, DIAMOND and the Diamond Principal Shareholders shall have caused to have been delivered to OTMI the Required Financial Statements referred to in
Section 4.2(c) above, and (b) June 15, 2007, delivered to OTMI a definitive final draft of a Form 8-K Current Report to include the Required Audits and all appropriate disclosures of the business, management, risk factors, capitalization and principal security holders of OTMI and its Diamond subsidiary (after giving effect to the Share Exchange), as shall be required under the Securities Exchange Act of 1934, as amended (the "FORM 8-K REPORT"). OTMI shall cause the Form 8-K Current Report to be filed with the SEC not later than four
(4) Business Days after the delivery of the items referred to in clauses (a) and
(b) above. In connection with the foregoing, OTMI and the Highland Stockholders shall assist and cooperate with Diamond in complying with the covenants set forth in this Section 5.9.

5.10 LOCK-UP AGREEMENTS. On the Closing Date of the Share Exchange, each of the Diamond Principal Shareholders shall execute and deliver to OTMI identical agreements (the "LOCK-UP AGREEMENTS"), pursuant to which such Persons shall, INTER ALIA, agree (a) not to effect any public sales of their OTMI Common Stock for 18 months from the Closing Date, and (b) after 18 months from the Closing Date of the Share Exchange, to the extent any Persons shall elect to make public sales under Rule 144, such selling stockholders shall effect sales every ninety
(90) days in pro-rata percentages of their respective holdings in OTMI Common Stock.

5.11 STOCK OPTION PLAN. Following the Closing Date of the Share Exchange, the board of directors of OTMI shall form a compensation committee of the board of directors which shall propose an incentive stock option plan for key employees, directors, consultants and others providing services to OTMI and Diamond, pursuant to which up to 5,000,000 shares of OTMI Common Stock shall be authorized for issuance upon such terms and conditions as shall be recommended by the compensation committee and approved by a majority of the members of the board of directors (the "STOCK OPTION PLAN"). Such Stock Option Plan shall thereafter be submitted to the OTMI stockholders for approval.

5.12 INDEMNIFICATION OF OFFICERS AND DIRECTORS. It is the intention of the Parties that OTMI and Diamond shall indemnify its officers and directors to the fullest extent permitted by Nevada and Delaware law, as applicable. In such connection, the Parties agree not to amend the certificates of incorporation or by-laws of either OTMI or Diamond if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of OTMI and Diamond, as the same are in effect immediately prior to the Closing Date of the Share Exchange.

5.13 VOTING AGREEMENT. On the Closing Date, certain of the Highland Stockholders owning an aggregate of approximately 5,581,170 shares of OTMI Common Stock will enter into a voting agreement with Carolyn M. Jones, pursuant to which such Highland Stockholders shall agree that for so long as such persons own of record their OTMI shares, they will vote such shares at any regular or special meeting of OTMI stockholders or in connection with any written consents required of OTMI stockholders in the same manner as Ms. Jones votes her shares of OTMI Common Stock. Such voting agreement will be binding upon any transferee of such OTMI shares in a private transaction, but will terminate as to any OTMI shares that are publicly sold by a Highland Stockholder or their transferees pursuant to an effective registration statement or in connection with a Rule 144 brokers' transaction.

5.14 ROLLUP MERGER. In the event that all of the Additional Diamond Stockholders do not, pursuant to this Agreement, elect to exchange and deliver to OTMI 100% of their shares of Diamond Common Stock and Diamond Notes for shares of OTMI Common Stock and OTMI Exchange Notes, OTMI hereby agrees to (a) create a newly formed Nevada subsidiary known as Diamond Merger Corp., and (b) effect a statutory merger under Nevada law (the "ROLLUP MERGER") pursuant to which (i) Diamond Merger Corp. shall be merged with and into Diamond, with Diamond as the surviving corporation of such Rollup Merger, (ii) any remaining Additional Diamond Stockholders holding shares Diamond Common Stock and/or Diamond Notes shall receive in the Rollup Merger shares of OTMI Common Stock and OTMI Exchange Notes as contemplated by Section 1.1(b)(iv) and Section 1.2 hereof.

5.15 VOTING FOR TRANSACTIONS. Each of the OTMI Selling Stockholders, the Highland Stockholders and the Diamond Principal Shareholders hereby covenants and agrees to vote all of their shares of OTMI Common Stock IN FAVOR of the Charter Amendment, the Rollup Merger as well as all of the other transactions contemplated by this Agreement and the OTMI Stock Purchase Agreement.

5.16 EXPENSES. It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of Diamond, and neither OTMI nor the OTMI Selling Stockholders shall be responsible for any such expenses or fees associated with such filings; PROVIDED, HOWEVER, that OTMI and the OTMI Selling Stockholders shall fully cooperate and execute all required documents as indicated.

5.17 REGISTRATION RIGHTS. As soon as practicable following the Exchange and the other transactions contemplated by this Agreement, the Diamond Principal
Shareholders shall cause OTMI to file a registration statement with the Securities and Exchange Commission, to register for resale:

      (a) all of the maximum 5,816,667 shares of OTMI Common Stock to be owned by the Additional Diamond Stockholders and all of the 11,633,334 shares of OTMI Common Stock issuable upon conversion of the OTMI Notes;

      (b) all of the 5,581,170 shares of OTMI Common Stock to be owned by the Highland Stockholders; PROVIDED, that the Highland Stockholders shall agree (i) not to effect any public sales of their OTMI Common Stock for 12 months from the Closing Date, and (ii) after 12 months from the Closing Date of the Share Exchange, to the extent any of such Persons shall elect to make public sales under Rule 144, such selling stockholders shall effect sales every ninety (90) days in pro-rata percentages of their respective holdings in OTMI Common Stock; and

      (c) all of the 1,700,000 shares of OTMI Common Stock issuable to Andrew Garrett, Inc. or its Affiliates upon exercise of the placement agent's warrants; PROVIDED, that such Persons shall agree (i) not to effect any public sales of their OTMI Common Stock for 12 months from the Closing Date, and (ii) after 12 months from the Closing Date of the Share Exchange, to the extent any of such Persons shall elect to make public sales under Rule 144, such selling stockholders shall effect sales every ninety (90) days in pro-rata percentages of their respective holdings in OTMI Common Stock.

5.18  SPECIFIC PERFORMANCE.

      (a) Each of DIAMOND and the Diamond Principal Shareholders acknowledge and agree that the DIAMOND Financing was predicated upon the consummation of the transactions contemplated by this

Agreement and that the Additional Diamond Stockholders and holders of the Diamond Notes purchased such Diamond Securities in reliance upon the fact that they would be able to receive publicly traded securities by not later than June 30, 2007.

      (b) Accordingly, each of DIAMOND and the Diamond Principal Shareholders do hereby acknowledge and agree that, absent only a material breach by OTMI of its representations and warrants or the failure on the part of OTMI to perform any of its material covenants and agreements contained herein, if DIAMOND or the Diamond Principal Shareholders shall fail or refuse to fully and timely perform any of their covenants and agreements contained herein (including those set forth this in Section 5) that would make it impossible or impracticable for OTMI to consummate by June 30, 2007 the Share Exchange contemplated hereby, OTMI and the Additional Diamond Stockholders would have no adequate remedy at law. Accordingly, each of DIAMOND and the Diamond Principal Shareholders do hereby agree that, in addition to any other remedies available to it or them at law or in equity, OTMI and the Additional Diamond Stockholders or their legal representative may seek and obtain from any federal or state court of competent jurisdiction in Los Angeles County, California, specific performance of this Agreement.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
-----------------------------------------------------

      Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing.

SECTION 7. INDEMNIFICATION; DISPUTE RESOLUTION; NON-COMPETITION.
----------------------------------------------------------------

7.1   INDEMNIFICATION BY DIAMOND PRINCIPAL SHAREHOLDERS.

      (a) From and after the Closing, the Diamond Principal Shareholders shall indemnify and hold harmless OTMI, and their Affiliates, directors, officers and employees (collectively, the "OTMI PARTIES") from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

            (i) a breach by Diamond or the Diamond Principal Shareholders of their representations and warranties contained herein, or

            (ii) the failure to perform or satisfy, when due, any of the covenants and agreements made by Diamond and the Diamond Principal Shareholders in this Agreement or in any other document or certificate delivered by Diamond or the Diamond Principal Shareholders at the Closing pursuant hereto.

      (b) Notwithstanding the foregoing, the indemnification obligations of Diamond and the Diamond Principal Shareholders under Section 7.1(a)(i) above shall (i) as to each individual Diamond Principal Shareholder be limited to the extent by which their respective ownership of Diamond Shares immediately prior to the Closing bears to each other, (ii) only arise if a claim for Damages shall be made in writing by one or more OTMI Parties to Diamond or the Diamond Principal Shareholders by

December 31, 2007, (iii) only be applicable to Damages incurred by OTMI Parties in excess of $150,000 (the "INDEMNITY FLOOR"), and (iv) not be applicable to Damages incurred by OTMI Parties which shall be in excess of $5.5 million (the "INDEMNITY CAP"). There shall be no Indemnity Cap with respect to the matters contemplated by Section 7.1(a)(ii) above, and such indemnity obligations shall survive indefinitely. Any payment made to any of OTMI Parties by the Diamond Principal Shareholders pursuant to the indemnification obligations under this
Section 7.1 shall constitute a reduction in value of the Share Exchange paid pursuant to this Agreement.

      (c) In the event that any claim for Damages shall be asserted against any of OTMI Parties for which the Diamond Principal Shareholders is liable to indemnify against pursuant to this Section 7.1, the Diamond Principal Shareholders shall have the sole right to conduct, at their expense, the defense of any and all such claims with counsel of his choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; PROVIDED, HOWEVER, that if any such settlement would result in any injunction or restrictions on the Business or any other activities of any of OTMI Parties, or otherwise require any of OTMI Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by the Diamond Principal Shareholders without the prior written consent of the affected Parent Party or Parties.

7.2   INDEMNIFICATION BY OTMI.

      From and after the Closing, OTMI and the Highland Stockholders shall indemnify and hold harmless the Diamond Stockholders and their Affiliates from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

      (a) a breach by OTMI of its representations and warranties contained herein, or

      (b) the failure to perform or satisfy, when due, any of the covenants and agreements made by OTMI in this Agreement or in any other document or certificate delivered by OTMI at the Closing pursuant hereto.

      (c) In the event that any claim for Damages shall be asserted against any of the Diamond Principal Shareholders or their Affiliates for which OTMI is liable to indemnify against pursuant to this Section 7.2, OTMI shall have the sole right to conduct, at its or their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; PROVIDED, HOWEVER, that if any such settlement would result in any injunction or restrictions on the Diamond Principal Shareholders or their Affiliates, or otherwise require the Diamond Principal Shareholders or their Affiliates to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by OTMI without the prior written consent of the Diamond Principal Shareholders.

7.3 RESOLUTION OF DISPUTES. Except as otherwise provided in Section 5.17 above or in Section 7.4 below, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the "AAA"), located in Los Angeles, California. There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA. The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction. Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.

7.4   NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE.

      (a) GENERAL. In order to induce OTMI to enter into this Agreement and to consummate the transactions contemplated hereby, each the Diamond Principal Shareholders hereby acknowledges that he or she is a beneficiary of the OTMI shares of Common Stock and Series A Preferred Stock, and the Diamond Principal Shareholders hereby jointly and severally covenants and agrees as follows:

            (i) Neither the Diamond Principal Shareholders, nor any of their Affiliates (the "DIAMOND PRINCIPAL SHAREHOLDERS GROUP") shall (A) as to Jones, for a period of five (5) years from and after the Closing Date, and (B) as to each of Fabbri and Campbell for so long as they are offered employment by Diamond, but not more than five years from and after the Closing Date: (1) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the design, manufacture, sale or distribution of men's or ladies fashions (the "BUSINESS") of a type that competes in any way with the designs and fashions then being produced by OTMI or its Diamond subsidiary, anywhere in the world (the "TERRITORY"); (2) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which competes or plans to compete in any way with the Business; (3) utilize her or his special knowledge of the Business and her or his relationships with customers, suppliers and others to compete with the Business conducted by Diamond or OTMI; PROVIDED, HOWEVER, that nothing herein shall be deemed to prevent the Diamond Principal Shareholders from acquiring through market purchases and owning, solely as an investment, less than three (3%) percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under ss.12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the Diamond Principal Shareholders is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

The Diamond Principal Shareholders Group acknowledges and agrees that the covenants provided for in this Section 7.4(a) are reasonable and necessary in terms of time, area and line of business to protect Diamond's good will and trade secrets. The Diamond Principal Shareholders Group further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of each of OTMI and Diamond, which include their interests in protecting their (x) valuable confidential business information, (y) substantial relationships with designers, suppliers and customers throughout the world, and (z) customer goodwill associated with the ongoing Business. The Diamond Principal Shareholders Group expressly authorizes the enforcement of the covenants provided for in this
Section 7.4(a) by (A) OTMI, (B) Diamond, and (C) any successors to the Business of OTMI or Diamond. To the extent that the covenants provided for in this
Section 7.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

            (ii) The Diamond Principal Shareholders Group shall not for a period of five (5) years from the Closing Date, directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity (including the Diamond Principal Shareholders Group), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business, unless such employee or former employee has not been employed by the Business for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall the Diamond Principal Shareholders Group make known the names and addresses of such customers or any information relating in any manner to the Diamond Principal Shareholders Group's trade or business relationships with such customers.

            (iii) The Diamond Principal Shareholders Group shall not at any time (except internally among the the Diamond Principal Shareholders Group) divulge, communicate, use to the detriment of OTMI or Diamond, or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information pertaining to the Business. Any confidential information or data now known or hereafter acquired by the Diamond Principal Shareholders Group with respect to the Business shall be deemed a valuable, special and unique asset of OTMI and Diamond and is received by the Diamond Principal Shareholders Group in confidence and as a fiduciary, and the Diamond Principal Shareholders Group shall remain a fiduciary to OTMI and Diamond with respect to all of such information.

      (b) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Diamond Principal Shareholders Group of any or all of the covenants and agreements contained in this Section 7.4 may cause irreparable harm and damage to OTMI and Diamond in a monetary amount which may be virtually impossible to ascertain. As a result, the Diamond Principal Shareholders Group recognizes and hereby acknowledges that OTMI and/or Diamond shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.4 by the Diamond Principal Shareholders Group and/or their associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies OTMI or Diamond may possess hereunder, at law or in equity. Nothing contained in this Section
7.4 shall be construed to prevent OTMI or Diamond from seeking and recovering from the Diamond Principal Shareholders Group damages sustained by it as a result of any breach or violation by the Diamond Principal Shareholders Group of any of the covenants or agreements contained herein.

SECTION 8. MISCELLANEOUS
------------------------

8.1 WAIVERS. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2 AMENDMENT. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3   ASSIGNMENT. This Agreement is not assignable except by operation of law.

8.4 NOTICE. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

            To: OTMI:

                  Optimum Interactive (USA) Ltd.
                  30 West 61st Street, Suite 25E
                  New York, New York 10023
                  Attn: Moshin Mordechai, President
                  By fax and Email only to:
                  fax: (212) 208-6862
                  email: abrennun@growth.com

with a copy to:   Highland Partners LLC
                  445 Central Avenue
                  Suite 108
                  Cedarhurst, NY 11516
                  Attn: Robert M. Rubin, Member

            To: DIAMOND AND THE DIAMOND PRINCIPAL SHAREHOLDERS:

                  Diamond Decisions, Inc.
                  1222 Magnolia, Suite 10561
                  Corona, California 92881
                  Attn:  Carolyn M. Jones, President and CEO
                  (909) 224-8554
                  email:  Carolyn@privacywear.com

      cc:         Stephen A. Weiss, Esq.
                  Hodgson Russ, LLP
                  60 East 42nd Street
                  37th Floor
                  New York, NY 10165
                  (212) 661-3535
                  email:  sweiss@hodgsonruss.com

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5 GOVERNING LAW. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of California, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.7 ENTIRE AGREEMENT. This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9 SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.10  COUNTERPARTS.   This   Agreement   may  be   executed  in  any  number  of
counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.11 BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.12 PRESS RELEASES. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ATTEST:                             OPTIMUM INTERACTIVE (USA) LTD.
                                    (a Delaware corporation)


_______________________             By:   /s/ Moshin Mordechai
                                          --------------------
___________, Secretary                    Moshin Mordechai, President


ATTEST:                             DIAMOND DECISIONS, INC.
                                    (a Nevada corporation)


______________________              By:   /s/ Carolyn M. Jones
                                          --------------------
Secretary                                 Carolyn M. Jones,
                                          President and CEO


                                    DIAMOND PRINCIPAL STOCKHOLDERS:


                                    /s/ Carolyn M. Jones
                                    --------------------
                                    CAROLYN M. JONES

                                    /s/ Heather Fabbri
                                    ------------------
                                    HEATHER FABBRI

                                    /s/ Yvette Campbell
                                    -------------------
                                    YVETTE CAMPBELL

ACCEPTED AND AGREED:


AURORA CAPITAL GROUP, LTD.            HIGHLAND PARTNERS LLC


By:  /s/ Moshin Mordechai                      By:  /s/ Robert M. Rubin
     --------------------                           -------------------
      Moshin Mordechai                              Robert M. Rubin,
      President and sole shareholder                Member


BERLIN CAPITAL INVESTMENTS, INC.


By:  /s/ Thomas Braun
     ----------------
     Thomas Braun, President

                                    SCHEDULES

       DIAMOND SCHEDULES

2.1    DIAMOND Warrants and Options currently in existence

2.4    DIAMOND Financial Statements

2.10   DIAMOND Claims, Litigation, Government actions pending

2.11   DIAMOND Significant contracts

2.12   DIAMOND Brokers Agreements due by DIAMOND contract

2.13   DIAMOND List of Real Estate Owned and List of Leases:

2.14   DIAMOND List of exceptions to the Tangible Assets on balance sheets.

2.15   DIAMOND List of undisclosed Liabilities

2.17   DIAMOND List of Subsidiaries